EXHIBIT 99.1

MamaMancini’s Closes Acquisition of Manufacturing Operations

-Transaction expected to be immediately accretive and increase EBITDA by $1.5 to $2.0 million in first year -

EAST RUTHERFORD, NJ – November 1, 2017 - MamaMancini’s Holdings, Inc. (the “Company” or “MamaMancini’s”) (OTCQB: MMMB), a marketer of specialty pre-prepared, frozen and refrigerated all natural food products (as defined by the United States Department of Agriculture), today announced that it had closed its previously announced acquisition of Joseph Epstein Food Enterprises, Inc. (“JEFE”), a manufacturer of food products, which has been the sole manufacturer of the Company’s products since inception. Under the agreed terms, no cash or stock was exchanged between the parties. JEFE was previously owned by the Chief Executive Officer and President of the Company, who in the aggregate own approximately 44% of the Company’s common stock.

The Company believes that the transaction, on a pro-forma basis is accretive to the Company both in terms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (a non-GAAP financial measure) and Net Profit in the range of $1.5 to $2.0 million over the next twelve (12) months and brings increased value overall to the Company.

The principal consideration for the transaction was the cancellation of approximately $2 million of inter-company debt and the assumption of approximately $2 million of accrued expenses and accounts payable. In considering the transaction, the Company’s Strategic Alternatives Committee had obtained an independent professional outside appraisal of JEFE on both a freestanding and combined basis. On a conservative basis, the Committee concluded that the value of JEFE significantly exceeded the consideration the Company would pay pursuant to the LOI. While the transaction will increase Company debt and reduce net worth, the Committee believed that the benefits of this transaction significantly outweighed these considerations and would bring meaningful value accretion to the Company and its shareholders.

About MamaMancini’s

MamaMancini’s is a marketer and distributor of a line of beef meatballs, turkey meatballs, and chicken meatballs all with sauce, five cheese stuffed beef, turkey and chicken meatballs all with sauce, original beef and turkey meatloaves and bacon gorgonzola beef meatloaf, and other similar Italian cuisine products. The Company’s sales have been growing on a consistent basis as the Company expands its distribution channel, which includes major retailers such as Costco, Publix, Shop Rite, Price Chopper, Jewel, SaveMarts, Luckys, Lunds/Byerly’s, SuperValu, Safeway, Albertsons, Spartan Stores, Bashas, Whole Foods, Shaw’s Supermarkets, Kings, Roche Brothers, Key Foods, Stop-n-Shop, Giant Stores, Giant Eagle, Food Town, Randalls, Kroger, Shoppers, Marsh’s Supermarkets, King Kullen, Lowes Stores, Central Markets, Weis Markets, Ingles, and The Fresh Market.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s 10-K for the fiscal year ended January 31, 2016 and other filings made by the Company with the Securities and Exchange Commission.

Contact:

Carl Wolf

Chairman and CEO

MamaMancini’s Holdings, Inc.

Stock Symbol: MMMB

973-985-0280

www.mamamancinis.com

carl@mamamancinis.com